Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 235368

PROSPECTUS

SAFE-T GROUP LTD.

Up to 540,559 American Depositary Shares Representing Ordinary Shares

The selling shareholders identified in this prospectus may offer from time to time up to 540,559 American Depositary Shares, or ADSs, including (i) up to 6,658 ADSs issuable upon the conversion of debentures including accrued interest, pursuant to a Securities Purchase Agreement, dated April 9, 2019, (ii) up to 344,143 ADSs issuable upon the exercise of warrants, pursuant to a Securities Purchase Agreement dated April 9, 2019, and (iii) up to 189,758 ADSs issuable upon the conversion of debentures including accrued interest, and upon the exercise of warrants, pursuant to a Securities Purchase Agreement, dated October 31, 2019.

This prospectus describes the general manner in which the ADSs may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares by the selling shareholders.

The ADSs, each representing 40 of our Ordinary Shares, evidenced by American Depositary Receipts, are traded on the Nasdaq Capital Market under the symbol “SFET.” On December 16, 2019, the last reported sale price of our ADSs was $3.85 per ADS.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2019

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Safe-T” refer to Safe-T Group Ltd. and its wholly owned subsidiaries, NetNut Ltd., an Israeli corporation, and Safe-T Data A.R Ltd., an Israeli corporation, and its wholly owned subsidiary, Safe-T USA Inc., a Delaware corporation. References to “Ordinary Shares” mean our Ordinary Shares, no par value.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 540,559 ADSs, including (i) up to 6,658 ADSs issuable upon the conversion of debentures including accrued interest, pursuant to a Securities Purchase Agreement dated April 9, 2019, (ii) up to 344,143 ADSs issuable upon the exercise of warrants, pursuant to a Securities Purchase Agreement dated April 9, 2019, and (iii) up to 189,758 ADSs issuable upon the conversion of debentures including accrued interest, and upon the exercise of warrants, pursuant to a Securities Purchase Agreement dated October 31, 2019. While up to 748,862 ADSs were previously registered under a registration statement on Form F-3 (File No. 333-233724) initially filed on September 12, 2019, with respect to ADSs issuable under the debentures and warrants pursuant to the Securities Purchase Agreement dated April 9, 2019, since the conversion price of such debentures and the exercise price of such warrants were subsequently reduced, as detailed below under “Our Company – April 2019 Financing,” we are registering additional ADSs pursuant to the registration statement of which this prospectus forms a part. If necessary, the specific manner in which the ADSs may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

OUR COMPANY

We develop and market Zero Trust Access solutions which mitigate attacks on enterprises’ business-critical services and sensitive data, while ensuring full business continuity. We ensure all access use cases of the organization, whether into the organization or out to the internet, are secured according to Zero Trust concepts of ‘validate first, access later.’ Our wide range of access solutions reduces our customers’ attack surface, and allows for smooth and efficient traffic flow, empowering enterprises to safely migrate to the cloud and enables digital transformation. Our patented Reverse-Access technology, and proprietary routing technology, help secure data, services, and networks from internal and external threats.

We believe that our innovative products create strong perimeter security as a result of our patented Reverse-Access technology. Reverse-Access is an innovative and unique technology, providing for “reverse movement” of communication, and is designed to reduce the need to store sensitive data in the demilitarized zone, and to open ports in an organization’s firewall, thus enabling secure access to networks and services.

Following our acquisition of NetNut Ltd., or NetNut, we launched our Secure Internet Access service. Our Secure Internet Access service network is based on partnership agreements and technology which enables its customer to access the internet through tens of internet service provider networks and 12 points of presence across major internet exchange points globally. The service’s performance and scalability are enhanced by NetNut’s proprietary proxy traffic optimization and routing technology.

April 2019 Financing and Related Matters

On April 9, 2019, we entered into a convertible loan transaction, or the April 2019 Financing, with certain institutional investors, or the Lenders, whereby we obtained a convertible loan in an aggregate amount of $6,000,000, for the issuance of convertible debentures, or the April 2019 Financing Debentures, and warrants to purchase our ADSs, or the April 2019 Financing Warrants. In connection therewith we also entered into a registration rights agreement, or the April 2019 Registration Rights Agreement.

The April 2019 Financing Debentures have an 18-month term and bear interest at 8% per annum, payable quarterly in cash or ADSs. Upon issuance, the April 2019 Financing Debentures were convertible at $41.00 per ADS. Pursuant to an adjustment clause with respect to subsequent issuance of our securities, the conversion price of the April 2019 Financing Debentures was reset to its floor price of $8.00 per ADS. The April 2019 Financing Debentures contain other customary anti-dilution features, with the Black-Scholes value of the April 2019 Financing Debentures payable upon the occurrence of a fundamental transaction. We can redeem the April 2019 Financing Debentures after the effective date of a resale registration statement, upon 20 trading days prior notice to the lenders at 120% of the principal amount of the April 2019 Financing Debentures, plus accrued interest.

Upon issuance, the April 2019 Financing Warrants had an exercise price per ADS of $47.15, with 100% warrant coverage to the value of the April 2019 Financing Debentures. The Warrants have a five-year term and are exercisable for cash or on a cashless basis if no resale registration statement is available for resale of the ADSs issuable upon exercise of the April 2019 Financing Warrants. The exercise price of the April 2019 Financing Warrants was reset to its floor price of $8.00. The April 2019 Financing Warrants contain other customary anti-dilution provisions, with the Black-Scholes value of the warrants payable upon the occurrence of a fundamental transaction.

The lenders were granted a 12-month participation right in a future financing equal to 50% of the subsequent financing. The lenders had a right to purchase additional debentures on the same terms until December 4, 2019, or the Greenshoe Option. On December 4, 2019, our board of directors approved an extension of the term of the remaining Greenshoe Option, until January 4, 2020. The lenders have a most favored nation right, or the Most Favored Nation Right, for the term of the debenture with respect to a subsequent financing on better terms such that the lenders may convert into the subsequent financing on a dollar-for-dollar basis. Each of our wholly owned subsidiaries guarantees the obligations under the April 2019 Financing Debentures. The April 2019 Financing Debentures and the April 2019 Financing Warrants contain customary beneficial ownership blockers for the lenders, which will prevent a lender from acquiring a controlling block in us.

Pursuant to the April 2019 Registration Rights Agreement, we filed a registration statement on Form F-1 (File No. 333-230909) on April 16, 2019, which was declared effective on June 4, 2019, to register the resale of up to 20,461,364 ADSs, covering the resale of the ADSs underlying the April 2019 Financing Debentures and the April 2019 Financing Warrants.

On August 30, 2019, we entered into a Securities Purchase Agreement with one of the lenders that partially exercised its Greenshoe Option with respect to $400,000 of additional debentures convertible into our ADSs, or the August Greenshoe Debentures. Following the issuance of the August Greenshoe Debentures, we filed a registration statement on Form F-3 (File No. 333-233724) on September 12, 2019, which was declared effective on September 27, 2019, to register the resale up to 17,861,318 ADSs, covering the resale of (i) the ADSs underlying the August Greenshoe Debentures, (ii) certain of the ADSs previously registered under our registration statement on Form F-1 (File No. 333-230909) mentioned above, and certain other securities.

In addition, on October 31, 2019, we entered into a Securities Purchase Agreement with one of the lenders that partially exercised its Greenshoe Option with respect to $500,000 of additional debentures convertible into our ADSs, or the October Greenshoe Debentures, and together with the August Greenshoe Debentures, the Greenshoe Debentures. The Greenshoe Debentures are convertible at $8.00 per ADS, subject to adjustment pursuant to the Most Favored Nation Right. In connection with a public offering of our ADSs on November 5, 2019, or the November 2019 Offering, one of the lenders waived its Most Favored Nation Right in consideration of an aggregate of approximately $330,000. In the event that the other lender exercises its Most Favored Nation Right in connection with the November 2019 Offering, we have agreed with such lender that the exercise of such right shall occur through the exchange of its April 2019 Financing Debentures and October Greenshoe Debentures at an exchange rate equal to the per unit public offering price in the November 2019 Offering, and the issuance of an ADS purchase warrant, or the MFN Warrant, to purchase up to a number of ADSs in the same ratio as offered in the November 2019 Offering, which MFN Warrant shall be in form and substance identical to the warrants issued in the November 2019 Offering; provided, however, that such MFN Warrant shall be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act, rather than pursuant to a registration statement under the Securities Act, and shall include the same “cashless exercise” provision as included in the April 2019 Financing Warrants.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 540,559 ADSs, including (i) up to 6,658 ADSs issuable upon the conversion of debentures including accrued interest, pursuant to a Securities Purchase Agreement, dated April 9, 2019, (ii) up to 344,143 ADSs issuable upon the exercise of warrants, pursuant to a Securities Purchase Agreement dated April 9, 2019, and (iii) up to 189,758 ADSs issuable upon the conversion of debentures including accrued interest, and upon the exercise of warrants, pursuant to a Securities Purchase Agreement, dated October 31, 2019. All of the ADSs, when sold, will be sold by these selling shareholders. The selling shareholders may sell their ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs.

ADSs Offered	Up to 540,559 (representing 21,622,360 Ordinary Shares).

Ordinary Shares Currently Outstanding	45,611,542 (which number assumes the exercise of 1,431 warrants to purchase 1,431 ADSs (representing 57,240 Ordinary Shares) with nominal exercise price)

Use of Proceeds:	We will not receive any proceeds from the sale of the ADSs subject to resale by the selling shareholders under this prospectus; however, we may receive up to approximately $3,474,902 in proceeds upon exercise of the warrants held by the selling shareholders, if they choose to exercise such warrants, as the warrants issued pursuant to the Securities Purchase Agreements dated April 9, 2019 and October 31, 2019, have an exercise price of $7.70 per ADS and are exercisable into 451,286 ADSs.

Risk Factors:	An investment in the ADSs offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus and the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Capital Market and TASE Symbol:	“SFET.”

RISK FACTORS

Investing in the ADSs involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the U.S. Securities and Exchange Commission, or the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

Selected Financial Data

The selected consolidated financial data for the fiscal years set forth in the table below have been derived from our consolidated financial statements and notes thereto. We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the years ended December 31, 2018 and 2017, and “Consolidated Statements of Financial Position Data” as of December 31, 2018 and 2017 from the audited consolidated financial statements included our Annual Report on Form 20-F for the year ended December 31, 2018. We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the nine months ended September 30, 2019, and “Consolidated Statements of Financial Position” as of September 30, 2019 from our unaudited interim condensed consolidated financial results as of September 30, 2019, included in our Report on Form 6-K filed on November 27, 2019. The selected financial data should be read in conjunction with our consolidated financial statements, and are qualified entirely by reference to such consolidated financial statements. Other financial and operating data contains unaudited information that is not derived from our consolidated financial statements.

	Year Ended December 31,		Nine Months Ended September 30,
U.S. dollars in thousands, except share and per share data	2017	2018	2018	2019
Consolidated Statements of Profit or Loss:
Revenues	1,096	1,466	1,003	2,170
Cost of revenues	583	791	607	1,020
Gross profit	513	675	396	1,150
Research and development expenses, net	1,608	2,414	1,637	1,936
Selling and marketing expenses	4,051	5,542	4,269	2,687
General and administrative expenses	2,150	1,925	1,367	2,457
Contingent consideration measurement	-	-	-	223
Listing expenses	-	-	-	-
Total operating expenses	7,809	9,881	7,273	7,303
Operating loss	(7,296)	(9,206)	(6,877)	(6,153)
Finance income (expenses), net	1,984	(2,541)	(1,642)	4,415
Loss before taxes on income	(5,312)	(11,747)	(8,519)	(1,738)
Tax benefit (taxes on income), net	(1)	(6)	(3)	32
Net loss	(5,313)	(11,753)	(8,522)	(1,706)
Basic loss per Ordinary Share *	(5.76)	(6.66)	(6.29)	(0.22)
Diluted loss per Ordinary Share *	(5.76)	(6.99)	(6.55)	(0.42)

*	Adjusted retrospectively to reflect a 20:1 reverse share split of our Ordinary Shares effective as October 21, 2019

	As of December 31,		As of September 30,
U.S. dollars in thousands	2017	2018	2019
Consolidated Statements of Financial Position:
Cash and cash equivalents	3,514	3,717	973
Total assets	5,927	6,368	16,263
Total non-current liabilities	1,215	1,060	3,257
Accumulated deficit	(37,936)	(49,689)	(51,395)
Total shareholders’ equity	3,141	3,710	8,042

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019:

●	on an actual basis; and

●	on a pro forma basis to give effect to: (i) the issuance of 121,400 units at the public offering price of $7.00 per unit and 378,500 pre-funded units at the public offering price of $6.999 per pre-funded unit, as offered by us in the November 2019 Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the units had occurred on September 30, 2019 and assuming the full exercise of the pre-funded warrants, but excluding the proceeds, if any, from the exercise of the warrants issued in the November 2019 Offering; (ii) the repayment of $470,000 of the April 2019 Financing Debentures based on their carrying amount as of September 30, 2019; (iii) the issuance of the November Greenshoe Debentures in consideration of $500,000 based on the applicable carrying amount as of September 30, 2019; (iv) the conversion of debentures based on their carrying amount as of September 30, 2019 into an aggregate of 291,929 ADSs (11,677,160 Ordinary Shares) under the April 2019 Financing Debentures, from October 1, 2019 through December 4, 2019, at an average conversion price per ADS of approximately $7.21; (v) the payment by us of an aggregate of $330,000 to one of the lenders in consideration for a waiver of certain Most Favored Nation Rights with respect to the November 2019 Offering; and (vi) the exercise of warrants into 10,000 ADS (400,000 Ordinary Shares) for an aggregate of $77,000.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

	As of September 30, 2019 (Unaudited)
U.S. dollars in thousands	Actual	Pro Forma

Cash and cash equivalents	973	3,552
Convertible debentures	1,699	1,485
Derivative financial instruments	-	-

Shareholders’ equity:
Ordinary shares	-	-
Share premium	47,424	49,343
Other equity reserves	12,013	13,613
Accumulated deficit	(51,395)	(52,121)
Total shareholders’ equity	8,042	10,835
Total capitalization	8,042	10,835

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ADSs subject to resale by the selling shareholders under this prospectus; however, we may receive up to approximately $3.47 million in proceeds upon exercise of the warrants held by the selling shareholders, if they choose to exercise such warrants, as the warrants issued pursuant to the Securities Purchase Agreements dated April 9, 2019 and October 31, 2019, have an exercise price of $7.70 per ADS and are exercisable into 451,286 ADSs.

The selling shareholders have not presently advised us of their intention to exercise the warrants at this time. All potential proceeds will be used for general working capital purposes.

We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

SELLING SHAREHOLDERS

We are registering for resale by the Selling Shareholders identified below up to 540,559 ADSs. These ADSs consist of: including (i) up to 6,658 ADSs issuable upon the conversion of debentures including accrued interest, pursuant to a Securities Purchase Agreement, dated April 9, 2019, (ii) up to 344,143 ADSs issuable upon the exercise of warrants, pursuant to a Securities Purchase Agreement dated April 9, 2019, and (iii) up to 189,758 ADSs issuable upon the conversion of debentures including accrued interest, and upon the exercise of warrants, pursuant to a Securities Purchase Agreement, dated October 31, 2019. See “Our Company—April 2019 Financing and Related Matters,” above for additional information regarding the issuance of the foregoing securities. We have agreed to file the registration statement of which this prospectus forms a part covering the resale of the ADSs sold in the private placements. We are registering the ADSs in order to permit the selling shareholders to offer the Ordinary Shares represented by ADSs for resale from time to time.

To our knowledge, none of the selling shareholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling shareholders has held a position as an officer a director of ours, nor has any selling shareholders had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The ADSs being offered are being registered to permit secondary trading of such ADSs and each selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. None of the selling shareholders has any family relationships with our officers, other directors or controlling shareholders.

Any selling shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, while any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer will, or may, as the case may be, be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite such person’s name. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ADSs registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by each of the selling shareholders, based on its ownership of Ordinary Shares, as of December 4, 2019.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares pursuant to this prospectus. See “Plan of Distribution.” Except as indicated below or as otherwise described in this prospectus, each of the selling shareholders has represented to us that it is not a registered broker-dealer or affiliated with a registered broker-dealer.

Name of Selling Shareholders	ADSs Beneficially Owned Prior to Offering (1)		Maximum Number of ADSs to be Sold Pursuant to this Prospectus	ADSs Owned Immediately After Sale of Maximum Number of ADSs in this Offering
Alpha Capital Anstalt (2)	557,688	(3)	540,559	17,129

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of December 5, 2019, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.
(2)	Konrad Ackerman has voting and dispositive power over the securities owned by Alpha Capital Anstalt, or Alpha. The address of Alpha is c/o LH Financial, 510 Madison Ave, Suite 1400, New York, NY 10022.
(3)	Includes: (i) 7,065 ADSs (representing 282,600 Ordinary Shares); (ii) 8,633 ADSs (representing 345,320 Ordinary Shares) issuable upon the exercise of Series A warrants, issued in August 2018 pursuant to a public offering, with an exercise price of $287.00; (iii) 1,431 ADSs (representing 57,240 Ordinary Shares) issuable upon the exercise of Series B warrants issued in January 2019 pursuant to a warrant exchange agreement, with nominal exercise price; (iv) up to 6,658 ADSs (representing 266,320 Ordinary Shares) issuable upon conversion of April 2019 Financing Debentures, including accrued interest; (v) up to 344,143 ADSs (representing 13,765,720 Ordinary Shares) issuable upon exercise of April 2019 Financing Warrants, and (vi) up to 189,758 ADSs (representing 7,590,320 Ordinary Shares) issuable upon the conversion of debentures including accrued interest, and upon the exercise of warrants, pursuant to a Securities Purchase Agreement, dated October 31, 2019. The Series A warrants, Series B warrants and the ADSs issuable upon conversion of the April 2019 Financing Debentures and exercise of the April 2019 Financing Warrants have a blocker provision, or the Blocker Provision, that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain the Blocker Provision, Alpha would have beneficially owned approximately 33% of our outstanding ordinary shares (including ordinary shares underlying ADSs) prior to this offering.

PLAN OF DISTRIBUTION

Each of the selling shareholders of the ADSs and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADSs covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Ordinary Shares or the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ADSs or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling shareholders may also sell ADSs short and deliver these ADSs to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these ADSs. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not currently have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ADSs.

We are required to pay certain fees and expenses incurred by us incident to the registration of the ADSs. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the ADSs may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the ADSs have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The ADSs will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ADSs covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ADSs may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters governed by Israeli law will be passed upon for us by Lipa Meir & Co., Tel Aviv, Israel.

EXPERTS

The financial statements of Safe-T Group Ltd. incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of NetNut Ltd. included in Exhibit 99.1 of Safe-T Group Ltd.’s Report on Form 6-K dated September 11, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

SEC registration fee	$378.89
Legal fees and expenses	$6,000
Accounting fees and expenses	$5,000
Miscellaneous	-
Total	$11,378.89

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Annual Report on Form 20-F for the year ended December 31, 2018, filed on March 26, 2019 (File No. 001-38610);

●	The IFRS financial results included in the registrant’s Reports on Form 6-K furnished to the Commission on March 26, 2019, June 13, 2019 and November 27, 2019;

●	Reports on Form 6-K filed on March 28, 2019, April 2, 2019, April 8, 2019, April 9, 2019, April 10, 2019, April 11, 2019, April 15, 2019, May 1, 2019, May 13, 2019, May 16, 2019, May 23, 2019, May 28, 2019, June 13, 2019, June 20, 2019, June 25, 2019, June 26, 2019, July 1, 2019, July 2, 2019, July 18, 2019, July 24, 2019, July 29, 2019, August 1, 2019, August 21, 2019, August 29, 2019, August 30, 2019, September 9, 2019 (with respect to the first, second and third paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), September 12, 2019, September 23, 2019, September 25, 2019, September 26, 2019, October 3, 2019 (with respect to the first through third paragraphs, the fifth paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), October 7, 2019, October 17, 2019, November 1, 2019, November 12, 2019, December 4, 2019, December 11, 2019 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), and December 12, 2019 (with respect to the first paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K).

●	The description of our Ordinary Shares and ADSs contained in the registrant’s registration statement on Form 8-A (File No. 001-38610), as amended, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Safe-T Group Ltd., 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at http://safe-t.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Lipa Meir & Co, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.